Exhibit 14

CONSENT TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial Statements and Experts”, and to the use of our report dated November 9, 2007 of Dreyfus LifeTime Portfolios, Inc. – Growth and Income Portfolio, which is incorporated by reference in this Registration Statement on Form N-14 of Dreyfus LifeTime Portfolios, Inc. – Growth and Income Portfolio.

/s/ ERNST & YOUNG LLP

New York, New York

December 17, 2007